Exhibit 99.1

International Rectifier Announces First Quarter Fiscal Year 2011 Results

•                  Revenue up 6.5% over prior quarter and 56.6% over prior year quarter

•                  Gross margin increases 260 basis points over prior quarter to 38.7%

•                  Operating income up 43% over prior quarter

•                  December quarter outlook: Revenue $275-$285 million, Gross Margin increasing to 39.5%-40%

EL SEGUNDO, Calif.--(BUSINESS WIRE)—November 4, 2010— International Rectifier Corporation (NYSE:IRF) today announced financial results for the first quarter (ended September 26, 2010) of its fiscal year 2011.  Revenue for the first quarter fiscal year 2011 was $280.9 million, a 6.5% increase from $263.8 million in the fourth quarter fiscal year 2010 and a 56.6% increase from $179.4 million in the first quarter fiscal year 2010.

International Rectifier reported net income of $33.5 million, or $0.47 per fully diluted share for the first quarter fiscal year 2011, compared with net income of $29 million, or $0.41 per fully diluted share, in the fourth quarter fiscal year 2010.  The first quarter fiscal year 2011 results included a $3.8 million gross tax benefit that increased diluted earnings per share 5 cents. The prior quarter results included an $8.5 million gross tax benefit that increased diluted earnings per share 12 cents.  For the first quarter fiscal year 2010, International Rectifier reported a net loss of $16.9 million, or $0.24 per share.

Gross margin was 38.7%, up 260 basis points compared with the fourth quarter fiscal year 2010 and up from 26.4% in the first quarter fiscal year 2010.

Operating income was $31.6 million or 11.3% of revenue compared with $22.2 million or 8.4% of revenue in the fourth quarter fiscal year 2010 and up from an operating loss of $20.3 million or (11.3%) of revenue in the first quarter fiscal year 2010.

President and Chief Executive Officer Oleg Khaykin stated: “In the September quarter, we continued to execute on our strategy with IR’s customer segments revenue up about 6.5% over the prior quarter and up 31.5% since the September 2008 prior cycle peak quarter.  Gross margin continued to increase as we benefitted from improved product mix and greater economies of scale.  Strength in the industrial and automotive markets was more than enough to offset weakness in the notebook and consumer markets.”

Research and development expenses for the first quarter fiscal year 2011 were $27.6 million, up from $26.6 million in the fourth quarter fiscal year 2010.

Selling, general and administrative expenses for the first quarter fiscal year 2011 were $48.3 million, compared with $45.2 million in the fourth quarter fiscal year 2010. The increase compared with the prior quarter is primarily from employee incentive compensation and commissions associated with higher revenue.

Cash, cash equivalents and marketable investments totaled $575.5 million at the end of the first quarter fiscal year 2011, including restricted cash of $3.4 million.

Cash from operating activities for the first quarter fiscal year 2011 was $37.6 million.

During the first quarter fiscal year 2011, the Company purchased 1,028,318 shares of its common stock for $20 million. The Company had 69,380,959 shares outstanding at the end of the quarter.

Second Quarter Outlook

Oleg Khaykin noted: “For the December quarter, we currently expect revenue to range from $275 million to $285 million and gross margin to range from 39.5% to 40%.  Despite cyclical weakness in the consumer and computing markets, we expect continued strength in our industrial, appliance and automotive markets to enable sequentially flat revenue compared with the September quarter.  We expect gross margin to continue to expand in the December quarter as we benefit from a richer product mix and operational efficiencies.”

Segment Table Information/Customer Segments

The business segment tables included with this release for the Company’s fiscal quarters ended September 26, 2010, June 27, 2010, and September 27, 2009, respectively, reconcile revenue and gross margin for the Company’s customer segments to the consolidated total amounts of such measures for the Company.  What we refer to as our “customer segments” includes our Power Management Devices, Energy Saving Products, Automotive Products, Enterprise Power and HiRel reporting segments, and does not include our Intellectual Property reporting segment.

Quarterly Report on Form 10-Q

The Company expects to file its Quarterly Report on Form 10-Q for the 2010 fiscal year with the Securities and Exchange Commission on Friday, November 5, 2010. This financial report will be available for viewing and download at http://investor.irf.com.

NOTE: A conference call will begin today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). All participants, both in the U.S. and international, may join the call by dialing 706-679-3195 by 1:25 p.m. Pacific time.  In order to join this conference call,  participants will be required to provide the Conference Passcode: “International Rectifier”.  Participants may also listen over the Internet at http://investor.irf.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

A taped replay of this call will be available from approximately 5:30 p.m. Pacific time on Thursday, November 4, through Thursday, November 11, 2010. To listen to the replay by phone, call 800-642-1687 or 706-645-9291 for international callers and enter reservation number 17986968. To listen to the replay over the Internet, please go to http://investor.irf.com. The live call and replay will also be available on www.streetevents.com.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Forward-Looking Statements:

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that (a) are not historical facts, (b) predict or forecast future events or results, or (c) embody assumptions that may prove to have been inaccurate.  These forward-looking statements involve risks, uncertainties and assumptions.  When we use words such as “believe,” “expect,” “anticipate,” “will” or similar expressions, we are making forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give readers any assurance that such expectations will prove correct.  The actual results may differ materially from those anticipated in the forward-looking statements as a result of numerous factors, many of which are beyond our control. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, reduced demand arising from a decline or volatility in general market and economic conditions or customer forecasts; reduced margins from lower than expected factory utilization and inventory reduction efforts; continued volatility and further deterioration of the capital markets; the effects of longer lead times for certain products on meeting demand and any inability by us to satisfy or to timely satisfy customer demand; unexpected costs or delays in implementing our plans to transfer, consolidate and qualify product lines, including product lines at third party contract manufacturers; the adverse impact of regulatory, investigative and legal actions; increased competition in the highly competitive semiconductor business that could adversely affect the prices of our products or our ability to secure additional business; the effects of manufacturing, operational and vendor disruptions; unexpected delays and disruptions in our supply, manufacturing and delivery efforts due to, among other things, supply constraints, equipment malfunction or natural disasters; delays in launching new technology products; our ability to maintain current intellectual property licenses and obtain new intellectual property licenses; costs arising from pending and threatened litigation or claims; and other uncertainties disclosed in the Company’s reports filed from time to time with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 10-Q, as filed from time to time.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	September 26, 2010	June 27, 2010	September 27, 2009
Revenues	$280,867	$263,796	$179,371
Cost of sales	172,043	168,684	132,014
Gross profit	108,824	95,112	47,357

Selling, general and administrative expense	48,310	45,188	43,582
Research and development expense	27,560	26,619	22,827
Amortization of acquisition-related intangible assets	1,219	1,094	1,094
Asset impairment, restructuring and other charges	134	35	167
Operating income (loss)	31,601	22,176	(20,313)
Other expense (income), net	1,312	(86)	778
Interest income, net	(1,409)	(2,190)	(3,970)
Income (loss) before income taxes	31,698	24,452	(17,121)
Benefit from income taxes	(1,800)	(4,570)	(221)
Net income (loss)	$33,498	$29,022	$(16,900)

Net income (loss) per common share-basic	$0.47	$0.41	$(0.24)

Net income (loss) per common share-diluted	$0.47	$0.41	$(0.24)

Average common shares outstanding—basic	70,165	70,553	71,218
Average common shares and potentially dilutive securities outstanding—diluted	70,483	71,014	71,218

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 26, 2010	June 27, 2010	September 27, 2009
Assets
Current assets:
Cash and cash equivalents	$229,682	$229,789	$292,499
Restricted cash	1,629	1,913	3,925
Short-term investments	281,170	309,384	199,116
Trade accounts receivable, net	171,432	156,753	113,838
Inventories	187,574	170,168	152,586
Current deferred tax assets	2,159	2,085	1,248
Prepaid expenses and other receivables	37,177	40,243	29,092
Total current assets	910,823	910,335	792,304
Restricted cash	1,776	1,753	—
Long-term investments	61,292	43,751	95,278
Property, plant and equipment, net	361,392	347,745	358,684
Goodwill	74,955	74,955	74,955
Acquisition-related intangible assets, net	13,728	7,446	10,727
Long-term deferred tax assets	8,072	7,738	7,913
Other assets	45,965	47,194	55,652
Total assets	$1,478,003	$1,440,917	$1,395,513
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$95,069	$94,646	$70,627
Accrued income taxes	5,838	5,764	8,417
Accrued salaries, wages and commissions	36,998	32,279	20,890
Current deferred tax liabilities	1,687	1,686	2,793
Other accrued expenses	82,640	75,259	116,201
Total current liabilities	222,232	209,634	218,928
Long-term deferred tax liabilities	5,335	5,334	5,266
Other long-term liabilities	32,853	34,504	53,270
Total liabilities	260,420	249,472	277,464
Commitments and contingencies
Stockholders’ equity:
Common shares	73,603	73,518	73,181
Capital contributed in excess of par value of shares	1,002,546	997,637	984,916
Treasury stock, at cost	(68,701)	(48,671)	(23,632)
Retained earnings	212,687	179,189	81,462
Accumulated other comprehensive income	(2,552)	(10,228)	2,122
Total stockholders’ equity	1,217,583	1,191,445	1,118,049
Total liabilities and stockholders’ equity	$1,478,003	$1,440,917	$1,395,513

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended
	September 26, 2010	June 27, 2010	September 27, 2009
Cash flow from operating activities:
Net income (loss)	$33,498	$29,022	$(16,900)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	18,943	18,648	16,558
Amortization of acquisition-related intangible assets	1,219	1,094	1,093
Stock compensation expense	4,365	3,193	2,539
(Gain) loss on disposal of fixed assets	(349)	327	—
Provision for bad debt	92	163	41
Provision for (recovery of) inventory write-downs	2,036	1,627	(5,135)
Deferred income taxes	218	(4,618)	(1,830)
Other-than-temporary impairment of investments	538	1,290	1,905
(Gain) loss on derivatives	762	(1,463)	(1,256)
Gain on sale of investments	(537)	(1,077)	(2,560)
Excess tax benefit from stock options exercised	(50)	(150)	—
Net settlement of restricted stock units for tax withholdings	(228)	(37)	(192)
Changes in operating assets and liabilities, net	(20,418)	8,890	(2,425)
Other	(2,443)	967	901
Net cash provided by (used in) operating activities	37,646	57,876	(7,261)
Cash flow from investing activities:
Additions to property, plant and equipment	(22,731)	(19,714)	(9,466)
Proceeds from sale of property, plant and equipment	—	478	50
Acquisition of intellectual property	(7,500)	—	—
Release of (additions to) restricted cash	261	(261)	—
Sale of investments	1,383	17,307	33,207
Maturities of investments	113,650	89,560	19,550
Purchase of investments	(104,129)	(96,724)	(110,420)
Purchase of equity investments	(1,500)	—	—
Net cash used in investing activities	(20,566)	(9,354)	(67,079)
Cash flow from financing activities:
Proceeds from exercise of stock options	850	1,158	870
Excess tax benefit from stock options exercised	50	150	—
Purchase of treasury stock	(20,031)	(8,609)	—
Net cash (used in) provided by financing activities	(19,131)	(7,301)	870
Effect of exchange rate changes on cash and cash equivalents	1,944	(487)	208
Net decrease in cash and cash equivalents	(107)	40,734	(73,262)
Cash and cash equivalents, beginning of period	229,789	189,055	365,761
Cash and cash equivalents, end of period	$229,682	$229,789	$292,499

For the three months ended September 26, 2010 and June 27, 2010, revenue and gross margin by reportable segments are as follows (in thousands, except percentages):

	September 26, 2010			June 27, 2010
Business Segment	Revenues	Percentage of Total	Gross Margin	Revenues	Percentage of Total	Gross Margin
Power Management Devices	$115,524	41.1%	29.5%	$109,404	41.5%	24.4%
Energy-Saving Products	60,016	21.4	42.5	55,190	20.9	42.9
Automotive Products	23,920	8.5	32.0	21,523	8.2	30.6
Enterprise Power	35,229	12.6	47.3	34,919	13.2	44.0
HiRel	44,197	15.7	52.1	40,644	15.4	50.8
Customer segments total	278,886	99.3	38.3	261,680	99.2	35.5
Intellectual Property	1,981	0.7	100.0	2,116	0.8	100.0
Consolidated total	$280,867	100.0%	38.7%	$263,796	100.0%	36.1%

For the three months ended September 27, 2009, revenue and gross margin by reportable segments are as follows (in thousands, except percentages):

	September 27, 2009
Business Segment	Revenues	Percentage of Total	Gross Margin
Power Management Devices	$66,055	36.8%	5.0%
Energy-Saving Products	37,863	21.1	34.6
Automotive Products	13,661	7.6	19.2
Enterprise Power	27,445	15.3	39.6
HiRel	32,609	18.2	48.2
Customer segments total	177,633	99.0	25.7
Intellectual Property	1,738	1.0	100.0
Consolidated total	$179,371	100.0%	26.4%

Company contacts:

Investors:

Chris Toth

310.252.7731

Media:

Sian Cummings

310.252.7148